JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE

JPMorgan Chase Plans Dividend Increase and $6.4 Billion Capital Repurchase Program

New York, March 11, 2015 - JPMorgan Chase & Co. (NYSE: JPM) announced today that the Federal Reserve Board had informed the Firm that it does not object to the Firm’s adjusted 2015 capital distribution plan and that the Firm’s Board of Directors intends to increase the quarterly common stock dividend to $0.44 per share (up from the current $0.40 per share), effective the second quarter of 2015, and to authorize the repurchase of up to $6.4 billion of common equity between April 1, 2015, and June 30, 2016. The equity repurchase program would include shares repurchased to offset issuances under the Firm’s equity-based compensation plans.

Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “We are pleased that our Board intends to raise the dividend and continue our equity buyback program.”

The Firm’s dividends will be subject to the Board’s approval at the customary times those dividends are declared. The Board intends to formally authorize the equity repurchase program at its next meeting on March 17, 2015. The 2015 second quarter dividend, which the Board intends to increase to $0.44 per share, would be for shareholders of record on July 6, 2015, payable on July 31, 2015.

The timing and exact amount of common equity purchased will be consistent with the Firm’s capital plan and will depend on various factors, including market conditions, the Firm’s capital position, internal capital generation, alternative investment opportunities, and legal and regulatory considerations; the Firm’s repurchase program does not include specific price targets or timetables, and may be executed through open market purchases or privately negotiated transactions, including the use of Rule 10b5-1 programs, and may be suspended at any time.

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

J.P. Morgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small business, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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